Exhibit 99.2

Business Due Diligence

TouchTunes Music Corporation

Perspectives On TouchTunesValuation

December 20, 2004

This document is exclusively intended for selected client employees. Distribution, quotations and duplications

– even in the form of extracts – for third parties is only permitted upon prior written consent of A.T. Kearney.

A.T. Kearney used the text and graphs compiled in this report in a presentation; they do not represent a complete documentation of the presentation.

Summary of Recommendations

The key to maximizing TouchTunes’value is for it to dominate its core business

TouchTunes’ Strategic Priorities To Maximize Shareholder Value

1.	Maximize value of core digital jukebox business in the US market
	•	Reduce hardware cost to between US$4,000 and $5,500 to accelerate CD conversion and overall market penetration, particularly with small and medium-sized Operators
	•	Communicate value proposition of digital jukeboxes through salesforce and marketing materials
	•	Capture untapped market segments
	•	Target > 40,000 installed base by end 2008
2.	Selectively pursue incremental growth opportunities but ensure that they do not become distractions to management
	•	Opportunistically pursuing national restaurant and clothing retailer chains
	•	Opportunistically pursuing on-screen advertising in bars and nightclubs and market research surveys in restaurants
	•	Opportunistically pursuing on-screen video games during off-peak hours
3.	Immediately form a team to execute a roadshow to solicit partnering opportunities (or acquisition) with major communications or Internet player(s) to offer music downloading services

Valuation and Investor Exit Strategies

Perspectives on exit options and valuation assumptions

	Perspectives On Valuation		Perspectives On
Firm	Metrics		Potential Buyers		Other Observations

VenGrowth Capital Partners (Toronto)	•	Immediate sale: DCF @ 25% minimum	•	Immediate sale: management buyout, direct competitor (unlikely) or private equity	Key valuation determinant is the ability of management to execute the conversion from CD to digital quickly and effectively
	•	If able to successfully implement business plan: PE of 6-8

EQT Partners (Copenhagen)	•	Immediate sale: DCF @ 30% or forward PE of 4-7		Immediate sale: combination management buyout and private equity	Interesting value creation option is to partner with a major player in music download space (cell phone network operator; software company; internet portal company)

Tricor Pacific Capital (Vancouver)	•	Immediate sale: DCF @ 22-27%	•	Immediate sale: combination management buyout and private equity	Key valuation determinant is to demonstrate track record of improving margins for 8-10 quarters, and the ability of management to execute the conversion from CD to digital quickly and effectively
	•	If able to successfully implement business plan: PE of 5-8

Scotia Capital Income Trusts (Toronto)	•	Immediate sale: DCF @ 25% minimum	•	Immediate sale: combination management buyout and private equity	TouchTunes would be at the low end of income trust initial offerings (~ $150 market capitalization). Another option in 2006 might be to sell to a “trust of income trusts” (TerraNova, for example)

Goldman Sachs Private Equity (London)	•	Immediate sale: DCF @ 25%	•	Immediate sale: combination management buyout and private equity	Key valuation determinant is to demonstrate track record of improving margins for 8-10 quarters, and the ability of management to execute the conversion from CD to digital quickly and effectively
	•	If able to successfully implement business plan: PE of 4-8

	•	DCF @ 30% to 35%	•	Immediate sale: combination management buyout and private equity
Consensus	•	PE: 8
	•	Price to Sales: 1

Valuation assumptions assume aggressive implementation and flawless execution of TouchTunes’ strategic priorities

Valuation Assumptions

•                  TouchTunes management will successfully execute the strategic priorities over the 2004-2008 timeframe and achieve the total installed base of ~45,000 units by 2008

•                  Average jukebox price will fall to US$3,750 by 2008

•                  Average number of ~500 downloads from TuneCentral per jukebox per week

•                  National chain business will double by 2008

•                  SG&A percent of revenue and R&D percent of revenue with remain essentially flat (~26% and ~10%)

•                  Based on a consensus from interviews with 5 investment banks, private equity firms and venture capital firms:

•                  Net present value discount rate used was 30% to 35% today; 25% in 2006 when financial results stabilize

•                  After 2008, 3% revenue and EBITDA growth rate used for terminal value calculation. This assumes that future growth will come from penetrating former jukebox owners

•                  Price / earnings ratio: 8

•                  Price / revenue ratio: 1

Source:     TouchTunesfinancial and management reports, A.T. Kearney interviews, estimates and analysis

By 2008, TouchTunes has the potential to become an $80 million business in revenue with an EBITDA of over $15 million

ESTIMATES

TouchTunes Revenue and EBITDA Evolution (2004-2008)

(US$)

Source:     TouchTunesfinancial and management reports, A.T. Kearney interviews, estimates and analysis

TouchTunes estimated valuation today is US$ 40 million, but has a high degree of variability

ESTIMATES BASED ON INTERVIEWS*

TouchTunes Valuation (2004 and 2006)

(US$ Millions)

Observations

•                  TouchTunes has had an informal offer of US$25 million for its business in 2004 from the Harbor Group

•                  There is considerable variation is the 2004 valuation because TouchTunes has not been profitable in recent years, and so many parts of the business have been in flux

•                  With two years of stable, consistent growth and operating results, the valuation would increase considerably, and would have substantially less variability

* Source:TouchTunesfinancial and management reports, consensus of interviews with financial investors listed on p. 6

TouchTunes exit strategy decision tree

Can TouchTunes		•	Stay invested
achieve a valuation of	yes	•	Support further development
>$100MM?		•	Re-assess divestiture options in 2005/2006

no

Do investors want to		•	Manage to achieve strategic objectives in core digital jukebox business
support further growth	yes	•	Opportunistically pursue growth expansion initiatives
of TouchTunes until 2006?		•	Opportunistically pursue alliance or consolidation opportunities

no			Sell to buyer at highest price

		•	Strategic investor	TouchTunes management
		•	Competitor

TouchTunes is unlikely to achieve a valuation of >$100 million within the next few years

Can TouchTunes		•	Stay invested
achieve a valuation of	yes	•	Support further development
>$100MM?		•	Re-assess divestiture options in 2005/2006

Observations

•                  A.T. Kearney’s valuation suggests a value considerably lower than $100 million today – a valuation of >$100 million is unlikely to occur until 2008 or beyond with the current business strategy

•                  Many of TouchTunes’ potential acquirers are in financial difficulty and may not be in a position to conduct M&A activity for several years

•                  The only possibility to achieve a $100 million buyout of the TouchTunes business in the near-term would be to sell to an MVNO player or an Internet portal company

•                  The probability is low, but A.T. Kearney believes it is worth investing in a roadshow to gauge interest

•                  The opportunity is immediate – all of the attractive deals will be sewn up in this space within 6-12 months

•                  Even if a deal is transacted, it would likely be for equity, not cash

TouchTunes’ valuation is highly likely to appreciate with several more years of consistent operating results

Do investors want to		•	Manage to achieve strategic objectives in core digital jukebox business
support further growth	yes	•	Opportunistically pursue growth expansion initiatives
of TouchTunes until 2006?		•	Opportunistically pursue alliance or consolidation opportunities

Observations

•                  TouchTunes’ Board and management team should focus on achieving TouchTunes’ strategic objectives in its core digital jukebox business

•                  Beyond the core business objectives, management should opportunistically pursue growth expansion opportunities by offering new on-screen services and by expanding its presence in national chains and the background music market

•                  Because of the weak financial condition of many players in the industry, some attractive alliance or acquisition opportunities may become available

•                  If Ecast continues to experience financial problems, their customers would be a good fit with TouchTunes - Rowe (access to installed base in US) or NSM (entry point into UK)

•                  Video game player (Konami, Midway, TAB Austria) to offer complementary services over TouchTunes installed base

•                  Partner with background music player to offer complementary services

•                  Partner with MVNO or Internet portal company to offer music download services

•                  In addition, the exit strategies of a management buyout, buyout by a private equity firm will be even more attractive.  Once the installed base has been built out, creating an income trust (based on the music service business) or perhaps even an IPO may be feasible

If TouchTunes investors choose to exit immediately, they should expect a wide variation in potential offers for the business

Do investors want to
support further growth	no		Sell to buyer at highest price
of TouchTunes until 2006?
		•	Strategic investor	TouchTunes management
		•	Competitor

Observations

•                  TouchTunes business economics are improving with each passing month – an offer of US$25 million was made for the business earlier this year, but the business would be worth more now

•                  On the other hand, many of TouchTunes’ logical potential acquirers (direct competitors, foreign competitors) are in financial difficulty and may not be in a position to conduct M&A activity for several years

•                  Management may have difficulty in raising money for an MBO because of the lack of a consistent track record of financial performance

Near-term exit strategies for investors place a discount on the risk inherent in TouchTunes’ ability to execute its strategic plan.  TouchTunes’ valuation will increase significantly after several quarters of continued growth and profitability

	Strategic	Ability To	Overall
Exit Strategy	Fit	Raise Funds	Rating	Advantages		Potential Concerns / Issues

Management buyout		?	?	•	Current management has the best chance of realizing the strategic plan	•	Ability to absorb high price-tag
						•	Lack of “deep pockets” may limit ability to invest in new opportunities
				•	Limited risk of key employee turnover

Sell the company to Harbour (private equity firm that owns Rowe and Merit)				•	Significant synergies with Rowe and Merit	•	Bottom-fishing attitude might lower the price of the firm (“You need us more than we need you”)
				•	Deep pockets
				•	Willingness / ability to roll-up industry

Sell to a private equity firm or other financial investor	X		?	•	Deep pockets	•	Bottom-fishing on price is a possibility
				•	Will value future music services annuity
				•	Willingness / ability to roll-up industry

Sell to an Ecast partner to provide superior captive music service capabilities		X	?	•	Synergies	•	All of Ecast’s customers are rumored to be in poor financial condition
				•	Consolidates industry

Recommended exit strategy

•                  Exploit TouchTunes’ market leadership position and execute core US digital jukebox market business strategy

•                  Ensure 2-3 consecutive, profitable years of performance (2004, 2005 and 2006) to put in place a consistent track record of financial results

•                  Sell company in the second half of 2006

•                  PE firm

•                  Harbor

•                  Management buyout

•                  Income trust or IPO may also become valid options depending on how much of the installed base TouchTunes is able to capture

•                  At the same time, immediately conduct a “roadshow” with a separate, dedicated team to MVNOs and Internet portal companies to see if synergies (through partnership or acquisition) are possible